Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:  Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS 2011 RESULTS
AND PROVIDES INITIAL 2012 OUTLOOK

MIAMI – February 2, 2012 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported fourth quarter and full year 2011 results and provided an initial outlook for 2012.

“First and foremost, our thoughts are with the guests, crew members and families who have been affected by the tragedy in Italy,” said Richard D. Fain, chairman and chief executive officer.  “Like so many who have spent their working lives in this industry, a tragedy like this just breaks our hearts.” Fain continued, “All of us in the industry, who are so devoted to providing safe and exceptional vacations to millions of people around the world, are devastated and humbled when something like this happens.  Ironically, this tragedy is so noteworthy partially because it is so rare.  Cruising has an extraordinary record of safe operation but this tragic incident is a reminder that there is no such thing as perfect safety, only perfect dedication to safety.  And I can assure you that we strive toward this perfect dedication to safety each and every day.  Stunned by the tragedy, we and the rest of the industry are determined to learn whatever lessons we can and rededicate ourselves to continue providing the best and safest vacations for our guests.”

Against this background, the company reported on its results for 2011 and provided its preliminary outlook for 2012.

FOURTH QUARTER AND FULL YEAR 2011 RESULTS

The year ended on a strong note with good bookings and cost control more than compensating for the increased cost of fuel and foreign exchange impacts.

●  Results For the Full Year 2011:

o	Net income was $607.4 million, or $2.77 per share, versus $515.7 million, or $2.37 per share, in 2010;

o	Net Yields increased 2.4% on a Constant-Currency basis (+4.1% As-Reported.) Net Cruise Costs (“NCC”) excluding fuel increased 1.3% on a Constant-Currency basis (+2.3% As-Reported.)

●  Results For the Fourth Quarter 2011:
o	Net income was $36.6 million, or $0.17 per share, versus $31.9 million, or $0.15 per share, in 2010;

o	Net Yields increased 3.5% on a Constant-Currency basis (+3.2% As-Reported.) Net Cruise Costs per APCD (“NCC”) excluding fuel increased 3.7% on a Constant-Currency basis (+3.6% As-Reported.)

“The year ended on a strong note which more than offset the rise in oil prices and the strengthening U.S. dollar,” said Brian Rice, chief financial officer.  Rice continued, “For the year as a whole, if adjusted for fuel price increases and geopolitical events, our earnings would have meaningfully exceeded the midpoint of our January 2011 guidance.”

Fourth Quarter 2011 Results
Royal Caribbean Cruises Ltd. today announced fourth quarter 2011 net income of $36.6 million, or $0.17 per share, versus $31.9 million, or $0.15 per share, in 2010.  Revenues improved to $1.8 billion in the fourth quarter of 2011 compared to $1.6 billion in the fourth quarter of 2010 as a result of capacity increases and yield improvements.  Net Yields increased 3.5% on a Constant-Currency basis (+3.2% As-Reported.)   NCC excluding fuel increased 3.7% on a Constant-Currency basis (+3.6% As-Reported.)  Bunker pricing for the fourth quarter was $609 per metric ton and consumption was 342,000 metric tons.  Absent changes in currency exchange rates and fuel pricing, all operational metrics for the fourth quarter were in-line with or better then the company’s previous guidance.

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Full Year 2011 Results
Also included in today’s announcement was full year 2011 net income of $607.4 million, or $2.77 per share, versus $515.7 million, or $2.37 per share, in 2010.  Revenues improved to $7.5 billion for the full year of 2011 compared to $6.8 billion for the full year of 2010 as a result of capacity increases and yield improvements.  Net Yields increased 2.4% on a Constant-Currency basis (+4.1% As-Reported.)   NCC excluding fuel increased 1.3% on a Constant-Currency basis (+2.3% As-Reported.)  Bunker pricing for the full year was $582 per metric ton and consumption was 1,314,000 metric tons.  Versus the full year guidance the company provided in January 2011, we estimate that geopolitical events and fuel pricing negatively impacted earnings by approximately $0.65 and $0.20 per share, respectively.

LOOKING AHEAD TO THE YEAR 2012

The company provided the following update on the demand environment for 2012.  Because the tragedy in Italy is having such a significant near term effect on bookings and because that impact on the company’s earnings is so uncertain, the company first described the situation prior to the event and then discussed the possible consequences.

Outlook Pre-Costa Concordia
Booking patterns at the end of 2011 were strong and WAVE season was off to an excellent start.  During the two weeks prior to the tragedy, bookings averaged 5% more than the same period last year and at higher prices.  Booked load factors and pricing were ahead of the same time last year in all four quarters.

Based on the bookings in hand at that time and the pattern of forward bookings through the period, the company anticipated Constant-Currency yield improvement in the mid single digits for the year.  This figure was influenced by two unique factors:
●	Firstly, the company made some changes related to its International distribution system in 2011 which carry on into 2012 and will increase yields by about 130 basis

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points. The changes also increase expenses, but the bottom line impact is not material.
●
Secondly, the company has increased its commitment in certain deployment initiatives which increase revenues but also increase related expenses.  For example, China represents a strategic market initiative the company is augmenting significantly.

Altogether, these factors are expected to cause both Net Yields and NCCs for the full year 2012 to increase approximately 200 basis points and 300 basis points, respectively.  Absent these factors, the company estimates that its “normalized” Net Yield growth would have been in the range of 2% to 4% on a Constant-Currency basis.

Impact of Costa Concordia
It is very difficult to assess the impact of the incident on our revenues.  It has been the subject of extensive media coverage and world-wide attention.  In addition, we curtailed our marketing activities as did most cruise lines and travel agencies.   We believe that most observers and potential guests understand that cruising is safe and that this incident was a very rare anomaly in an otherwise reliably safe vacation.   But in the near term it has a significant impact on our bookings.

We are pleased to note that there has been no material change in cancellation activity which has remained within normal levels.  However, new booking activity has been hurt.  Overall booking volumes from North America have fallen by low to mid-teen percentages versus same time last year for the last few weeks.  In Europe, where media coverage has been more extensive, the decline has been higher, though results vary significantly by country.  In aggregate the company’s other markets, including Asia/Pacific and Latin America are down slightly.  For the year as a whole, notwithstanding the recent slowdown, booked load factors and pricing are still higher than they were at the same time last year.  This reflects the very robust starting position the company was in before the incident.

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The impact on bookings has been greatest in the first three quarters and wanes as the year progresses.  On the other hand, the first quarter also has more of its capacity booked making it less affected by changes in booking patterns.  Spring and summer sailings are showing the largest declines in new bookings, while longer term bookings remain healthy.  In addition, the company noted that the impact is much greater for first time cruisers compared to experienced cruisers.  This reflects the greater knowledge experienced cruisers have about cruise vacations and ships.

Including the contribution from distribution changes and deployment initiatives noted above, the company currently anticipates yield improvement for the full year 2012 to be in a range between 1% and 5% on a Constant-Currency basis and between flat and 4% on an As-Reported basis versus the prior year.

Already, bookings have started to recover, particularly in North America and the company does not expect that this event will have a significant long term impact on its business.

Full Year 2012 Expenses
As previously mentioned, distribution changes and deployment initiatives will increase NCCs by approximately 300 basis points.  Absent these changes, Constant-Currency NCC excluding fuel are expected to increase approximately 1% to 2% on a comparable basis (flat to 1% As-Reported.)

Earnings Guidance
Taking into account the high degree of uncertainty surrounding current booking patterns, current fuel pricing and currency exchange rates, and the factors detailed above, the company anticipates 2012 earnings to be in the range of $1.90 to $2.30 per share.

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FIRST QUARTER OUTLOOK

The company’s booked load factors in the first quarter were already very strong prior to the incident.  Subsequently, the quarter experienced a big percentage decline in new activity, but the bookings already in hand mean the company still expects yield improvements of 5% to 7% on a Constant-Currency basis (+4% to 6% As-Reported basis.)  This estimate includes approximately 300 basis points relating to the previously referenced distribution and deployment items.

“We are still on track to achieve our original projections for the first quarter, but there is a high degree of uncertainty and it is difficult to judge the impact of the tragedy on the balance of the year,” said Brian J. Rice, executive vice president and chief financial officer.  Rice continued, “We have clearly lost some of our positive momentum in the short term.   Fortunately, we had a very strong order book before the tragedy; our brands are back in the market advertising and we do not expect any significant long term impact to our business.”

Expenses
For the first quarter of 2012, NCC excluding fuel are expected to increase between 6% and 7% on a Constant-Currency basis (+5% to 6% As-Reported.)  Approximately 450 basis points of the increase is due to the previously referenced distribution and deployment items. Revitalization dry-docks are also disproportionately weighted toward the first quarter.

Earnings Guidance
Taking into account the high degree of uncertainty surrounding current booking patterns, current fuel pricing and currency exchange rates, and the factors detailed above, the company expects that first quarter 2012 EPS will likely be within a range of $0.10 to $0.20.

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FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $224 million and $889 million of fuel expense in its first quarter 2012 and full year 2012 guidance, respectively.

Forecasted consumption is now 55% hedged via swaps for all of 2012 and 47%, 30% and 20% for 2013, 2014 and 2015, respectively.  For the same four-year period, the average cost per metric ton of the hedge portfolio is approximately $521, $518, $575 and $580, respectively.

In addition to the above-mentioned fuel hedges, the company also has fuel options to further protect against escalating fuel prices.   The company currently has options expiring in 2013 at a strike price of $90 bbl that covers an estimated 11% of 2013 consumption.

The company provided the following fuel statistics for the first quarter and full year 2012:
FUEL STATISTICS	First Quarter 2012	Full Year 2012
Fuel Consumption (metric tons)	341,000	1,354,000
Fuel Expenses	$224 million	$889 million
Percent Hedged (fwd consumption)	53%	55%
Impact of 10% change in fuel prices *	$11 million	$42 million
*excludes mark-to-market impact of fuel options.

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The company provided the following additional guidance for the first quarter and full year of 2012:
GUIDANCE	As-Reported	Constant-Currency
First Quarter 2012
Net Yields	4% to 6%	5% to 7%
Net Cruise Costs per APCD	Approx. 10%	10% to 11%
Net Cruise Costs per APCD, excluding Fuel	5% to 6%	6% to 7%

Full Year 2012
Net Yields	Flat to 4%	1% to 5%
Net Cruise Costs per APCD	5% to 6%	6% to 7%
Net Cruise Costs per APCD, excluding Fuel	3% to 4%	4% to 5%

	First Quarter 2012	Full Year 2012
Capacity Increase	2.5%	2.1%
Depreciation and Amortization	$175 to $185 million	$730 to $750 million
Interest Expense, net	$82 to $92 million	$360 to $380 million
EPS	$0.10 to $0.20	$1.90 to $2.30

Exchange rates used in guidance calculations
EUR	$1.31
GBP	$1.58
CAD	$1.00

Liquidity and Financing Arrangements
As of December 31, 2011, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  Additionally, the company has committed unsecured financing on its remaining newbuilds.  The company noted that it reduced its outstanding debt by over $650 million during 2011 and debt maturities for 2012, 2013, and 2014 are $600 million, $1.6 billion, and $1.8 billion, respectively.

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Capital Expenditures and Capacity Guidance
Based on current ship orders, projected capital expenditures for 2012, 2013 and 2014 are $1.2 billion, $500 million and $1.1 billion, respectively.  The company has one option for a second Sunshine-Class vessel which would be delivered during the second quarter of 2015 that expires in late February 2012.

Capacity increases for 2012, 2013 and 2014 are 2.1%, 2.5% and 0.6%, respectively.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the

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comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.   It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel (each of which is described above under the Description of Certain Line Items heading).  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

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Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture.  The company has a combined total of 39 ships in service and two under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand.  Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2012 and the yields expected in 2012.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry such as the recent Costa Concordia casualty and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Passenger ticket revenues	$1,268,270	$1,146,108	$5,525,904	$4,908,644
Onboard and other revenues	507,131	458,390	2,011,359	1,843,860
Total revenues	1,775,401	1,604,498	7,537,263	6,752,504
Cruise operating expenses:
Commissions, transportation and other	315,316	285,566	1,299,713	1,175,522
Onboard and other	116,469	105,615	535,501	480,564
Payroll and related	211,860	202,474	825,676	767,586
Food	111,758	101,739	424,308	388,205
Fuel	208,091	163,155	764,758	646,998
Other operating	287,367	248,440	1,092,651	999,201
Total cruise operating expenses	1,250,861	1,106,989	4,942,607	4,458,076
Marketing, selling and administrative expenses	238,445	211,936	960,602	848,079
Depreciation and amortization expenses	179,933	163,878	702,426	643,716
Operating Income	106,162	121,695	931,628	802,633

Other income (expense):
Interest income	7,989	4,696	25,318	9,243
Interest expense, net of interest capitalized	(90,625)	(99,936)	(382,416)	(371,207)
Other income	13,036	5,445	32,891	74,984
	(69,600)	(89,795)	(324,207)	(286,980)
Net Income	$36,562	$31,900	$607,421	$515,653

Earnings Per Share:
Basic	$0.17	$0.15	$2.80	$2.40
Diluted	$0.17	$0.15	$2.77	$2.37

Weighted-Average Shares Outstanding:
Basic	217,279	215,581	216,983	215,026
Diluted	218,982	218,742	219,229	217,711

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Passengers Carried	1,201,947	1,155,648	4,850,010	4,585,920

Passenger Cruise Days	8,779,189	8,193,130	34,818,335	32,251,217

APCD	8,521,272	7,943,782	33,235,508	30,911,073
Occupancy	103.0%	103.1%	104.8%	104.3%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$262,186	$419,929
Trade and other receivables, net	292,447	266,710
Inventories	144,553	126,797
Prepaid expenses and other assets	185,460	145,144
Derivative financial instruments	84,642	56,491
Total current assets	969,288	1,015,071

Property and equipment, net	16,934,817	16,771,677
Goodwill	746,537	759,328
Other assets	1,153,763	1,107,753
	$19,804,405	$19,653,829

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$638,891	$1,198,929
Accounts payable	304,623	249,047
Accrued interest	123,853	160,906
Accrued expenses and other liabilities	564,272	553,218
Customer deposits	1,436,003	1,283,073
Total current liabilities	3,067,642	3,445,173
Long-term debt	7,856,962	7,951,187
Other long-term liabilities	471,978	356,717

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
227,366,165 and 226,211,731 shares issued, December 31, 2011	2,276	2,262
and December 31, 2010, respectively)
Paid-in capital	3,071,759	3,027,130
Retained earnings	5,823,430	5,259,998
Accumulated other comprehensive (loss) income	(75,938)	25,066
Treasury stock (10,308,683 common shares at cost, December 31, 2011 and December 31, 2010)	(413,704)	(413,704)
Total shareholders' equity	8,407,823	7,900,752
	$19,804,405	$19,653,829

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2011	2010

Operating Activities
Net income	$607,421	$515,653
Adjustments:
Depreciation and amortization	702,426	643,716
(Gain) loss on fuel call options	(18,920)	2,826
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	85,793	146,498
Increase in inventories	(18,423)	(20,274)
Decrease (increase) in prepaid expenses and other assets	13,553	(10,954)
Increase (decrease) in accounts payable	28,229	(15,507)
(Decrease) increase in accrued interest	(28,553)	13,359
Increase in accrued expenses and other liabilities	25,318	71,969
Increase in customer deposits	19,482	135,975
Cash received on settlement of derivative financial instruments	12,200	172,993
Dividends received from unconsolidated affiliates	21,147	-
Other, net	6,066	6,765
Net cash provided by operating activities	1,455,739	1,663,019

Investing Activities
Purchases of property and equipment	(1,173,626)	(2,187,189)
Cash received (paid) on settlement of derivative financial instruments	16,307	(91,325)
Loans to unconsolidated affiliates	(110,660)	-
Proceeds from the sale of ships	345,000	-
Other, net	(1,586)	(9,404)
Net cash used in investing activities	(924,565)	(2,287,918)

Financing Activities
Debt proceeds	1,578,368	2,420,262
Debt issuance costs	(84,381)	(90,782)
Repayments of debt	(2,179,046)	(1,600,265)
Dividends paid	(21,707)	-
Proceeds from exercise of common stock options	19,463	26,158
Other, net	10,788	1,587
Net cash (used in) provided by financing activities	(676,515)	756,960

Effect of exchange rate changes on cash	(12,402)	3,249

Net (decrease) increase in cash and cash equivalents	(157,743)	135,310
Cash and cash equivalents at beginning of period	419,929	284,619
Cash and cash equivalents at end of period	$262,186	$419,929

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$360,892	$297,477

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010
Passenger ticket revenues	$1,268,270	$1,272,816	$1,146,108	$5,525,904	$5,414,034	$4,908,644
Onboard and other revenues	507,131	507,535	458,390	2,011,359	1,993,804	1,843,860
Total revenues	1,775,401	1,780,351	1,604,498	7,537,263	7,407,838	6,752,504
Less:
Commissions, transportation and other	315,316	316,548	285,566	1,299,713	1,273,155	1,175,522
Onboard and other	116,469	116,522	105,615	535,501	525,225	480,564
Net revenues	$1,343,616	$1,347,281	$1,213,317	$5,702,049	$5,609,458	$5,096,418

APCD	8,521,272	8,521,272	7,943,782	33,235,508	33,235,508	30,911,073
Gross Yields	$208.35	$208.93	$201.98	$226.78	$222.89	$218.45
Net Yields	$157.68	$158.11	$152.74	$171.56	$168.78	$164.87

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended			Year Ended
	December 31,			December 31,
	2011	2011 On a Constant Currency basis	2010	2011	2011 On a Constant Currency basis	2010
Total cruise operating expenses	$1,250,861	$1,253,328	$1,106,989	$4,942,607	$4,885,732	$4,458,076
Marketing, selling and administrative expenses	238,445	238,945	211,936	960,602	944,584	848,079
Gross Cruise Costs	1,489,306	1,492,273	1,318,925	5,903,209	5,830,316	5,306,155
Less:
Commissions, transportation and other	315,316	316,548	285,566	1,299,713	1,273,155	1,175,522
Onboard and other	116,469	116,522	105,615	535,501	525,225	480,564
Net Cruise Costs	$1,057,521	$1,059,203	$927,744	$4,067,995	$4,031,936	$3,650,069
Less:
Fuel	208,091	208,345	163,155	764,758	762,139	646,998
Net Cruise Costs Excluding Fuel	$849,430	$850,858	$764,589	$3,303,237	$3,269,797	$3,003,071

APCD	8,521,272	8,521,272	7,943,782	33,235,508	33,235,508	30,911,073
Gross Cruise Costs per APCD	$174.78	$175.12	$166.03	$177.62	$175.42	$171.66
Net Cruise Costs per APCD	$124.10	$124.30	$116.79	$122.40	$121.31	$118.08
Net Cruise Costs Excluding Fuel per APCD	$99.68	$99.85	$96.25	$99.39	$98.38	$97.15

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	December 31,	December 31,
	2011	2010
Long-term debt, net of current portion	$7,856,962	$7,951,187
Current portion of long-term debt	638,891	1,198,929
Total debt	8,495,853	9,150,116
Less: Cash and cash equivalents	262,186	419,929
Net Debt	$8,233,667	$8,730,187

Total shareholders' equity	$8,407,823	$7,900,752
Total debt	8,495,853	9,150,116
Total debt and shareholders' equity	16,903,676	17,050,868
Debt-to-Capital	50.3%	53.7%
Net Debt	8,233,667	8,730,187
Net Debt and shareholders' equity	$16,641,490	$16,630,939
Net Debt-to-Capital	49.5%	52.5%

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ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended			Year Ended
	December 31, 2010			December 31, 2010
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised

Interest expense, net of interest capitalized	$(89,129)	$(10,807)	$(99,936)	$(339,393)	$(31,814)	$(371,207)
Total other expense	(78,988)	(10,807)	(89,795)	(255,166)	(31,814)	(286,980)
Net Income	42,707	(10,807)	31,900	547,467	(31,814)	515,653
Earnings per Share:
Basic	$0.20	$(0.05)	$0.15	$2.55	$(0.15)	$2.40
Diluted	$0.20	$(0.05)	$0.15	$2.51	$(0.15)	$2.37

ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED BALANCE SHEET
(in thousands)
	As of
	December 31, 2010
	As Previously Reported	Adjustment	As Revised

Property and equipment, net	$16,769,181	$2,496	$16,771,677
Other assets	1,151,324	(43,571)	1,107,753
Total assets	19,694,904	(41,075)	19,653,829
Accrued expenses and other liabilities	552,543	675	553,218
Total current liabilities	3,444,498	675	3,445,173
Retained earnings	5,301,748	(41,750)	5,259,998
Total shareholders' equity	7,942,502	(41,750)	7,900,752
Total liabilities and shareholders' equity	19,694,904	(41,075)	19,653,829

ROYAL CARIBBEAN CRUISES LTD.
EFFECT OF CORRECTION ON CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

The correction did not have an effect on the Company's operating cash flows. The following table presents the effect on the individual line items within operating cash flows on the Company's Consolidated Statement of Cash Flows for December 31, 2010.

	Year Ended December 31, 2010
	As Previously Reported	Adjustment	Reclassification1	As Revised

Net Income	$547,467	$(31,814)	$-	$515,653
Increase in accrued expenses and other liabilities	72,161	(192)	-	71,969
Other, net	(22,415)	32,006	(2,826)	6,765

1 For the year ended December 31, 2010, $2.8 million has been reclassified in the consolidated statement of cash flows from other, net to (gain) loss on fuel call options within net cash flows provided by operating activities in order to conform to the current year presentation.

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